INTERNATIONAL ASSETS REPORTS IMPROVED THIRD QUARTER RESULTS

New York -- August 15, 2005 -- International Assets Holding Corporation (the "Company"; NASDAQ: IAAC) today announced net income of $576,000 for the three months ended June 30, 2005 ("Q3 2005") compared to $289,000 for the three months ended June 30, 2004 ("Q3 2004"), an increase of 99%. Earnings per share for Q3 2005 increased to $0.08 per share ($0.07 diluted) from $0.06 per share ($0.05 diluted) for Q3 2004. Total revenues for Q3 2005 increased by 36% to $6,282,000 from $4,627,000 for Q3 2004. Total non-interest expenses for Q3 2005 increased by 45% to $5,070,000 from $3,507,000 for Q3 2004 and interest expense decreased to $314,000 for Q3 2005 from $363,000 for Q3 2004.

The weighted average number of shares outstanding increased 40% (8,013,195 for Q3 2005 against 5,741,581 for Q3 2004, on a diluted basis), due mainly to the conversion of subordinated notes during Q4 2004.

Total revenue for Q3 2005 increased $1,655,000 or 36% versus Q3 2004. The acquisition of INTL Global Currencies in Q4 2004 was the primary contributor to a $1,781,000 increase in foreign exchange/commodities trading revenue. This increase was partially offset by a $636,000 decrease in equity market making revenue due to weaker market conditions.

Total non-interest expenses for Q3 2005 increased by 45% over Q3 2004. The increased costs were primarily related to the expanded foreign exchange trading activities.

In comparison to Q2 2005, revenues and earnings for Q3 2005 were positively affected by modestly improved market conditions in all of the Company's markets, except equity market making where spreads continued to tighten. In aggregate, these conditions resulted in a 2% increase in revenue over Q2 2005. Net income increased by $196,000 or 52% over the same period, due largely to a 4% decrease in non-interest expenses over the same period. The decrease in non-interest expenses was a result of reduced staff separation costs and seasonal staff costs.

For the nine months ended June 30, 2005 ("YTD 2005") the Company reported net income of $1,568,000 compared to $1,911,000 for the nine months ended June 30, 2004 ("YTD 2004"), a decrease of 18%. Earnings per share for YTD 2005 decreased to $0.22 per share ($0.20 diluted) compared to $0.40 per share ($0.34 diluted) for YTD 2004 due to a 53% increase in the number of basic shares outstanding and net income down 18%. Total revenues for YTD 2005 increased by 13% to $18,525,000 versus $16,325,000 for YTD 2004. Total non-interest expense for YTD 2005 increased by 25% to $15,264,000 from $12,197,000 for YTD 2004. Interest expense for YTD 2005 increased to $787,000 from $525,000 in YTD 2004.

Sean O'Connor, CEO stated, "During the third fiscal quarter our expanded foreign exchange business continued to perform well, offsetting sustained weakness in the international equities markets. Having absorbed a number of staff restructuring costs in the second quarter, we are pleased with the return to more normal expense levels in the third quarter. We continue to remain focused on our long-term objective of building a diversified, durable and profitable international trading business. We have recently undertaken a significant expansion of our debt capital markets activities and seek additional opportunities for expansion in the commodities sector."

Fiscal Third Quarter Results -- Unaudited (a):
	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004 as restated	% Change Three Months	Nine Months Ended June 30, 2005	Nine Months Ended June 30, 2004 as restated	% Change Nine Months
(in $'000)	("Q3 2005")	("Q3 2004")		("YTD 2005")	("YTD 2004")

Total revenues	$6,282	$4,627	36%	$18,525	$16,325	13%
Interest expense	$314	$363	(14%)	$787	$525	50%
Net revenues	$5,969	$4,264	40%	$17,738	$15,800	12%
Non-interest expenses	$5,070	$3,507	45%	$15,264	$12,197	25%
Income before income tax	$899	$757	19%	$2,475	$3,603	(31%)
Income tax expense	$298	$468	(36%)	$870	$1,692	(49%)
Net income	$576	$289	99%	$1,568	$1,911	(18%)

Earnings per share:
Basic	$0.08	$0.06	33%	$0.22	$0.40	(45%)
Diluted	$0.07	$0.05	40%	$0.20	$0.34	(41%)
Weighted average number of common shares outstanding:
Basic	7,416,059	4,801,665	54%	7,262,722	4,759,287	53%
Diluted	8,013,195	5,741,581	40%	8,027,513	5,608,987	43%

(a) Complete consolidated financial statements will be included in the Company's Form 10-QSB to be filed with the SEC. The Form 10-QSB will also be made available on the Company's web site at www.intlassets.com.

About International Asset Holding Corporation (Nasdaq IAAC)

International Assets Holding Corporation and its subsidiaries (the "Company") form a financial services group focused on select international securities and commodities markets. We commit our capital and expertise to market-making and trading of international financial instruments, currencies and commodities. The Company's activities are currently divided into four functional areas -- international equities market-making, international debt capital markets, foreign exchange/commodities trading and asset management. Additional information regarding the Company is available on the Company's web site at www.intlassets.com.

Certain statements in this document may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company's control, including adverse changes in economic, political and market conditions, losses from the Company's market-making and trading activities arising from counterparty failures and changes in market conditions, the possible loss of key personnel, the impact of increasing competition, the impact of changes in government regulation, the possibility of liabilities arising from violations of federal and state securities laws and the impact of changes in technology in the securities and commodities brokerage industries. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions, there can be no assurances that the actual results, performance or achievement of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact: Scott Branch, President
International Assets Holding Corporation
New York, NY 10017
Scott Branch, Phone (888) 345-4685 x 335